Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S    R E L E A S E

Date:	November 30, 2009
Contact:	Peter B. Orthwein or Richard E. Riegel III
THOR REPORTS MUCH IMPROVED FIRST QUARTER 2010 RESULTS
Thor Industries, Inc. (NYSE:THO) today reported increased sales, net income and E.P.S. for the first quarter ended October 31, 2009. Net income was $23,429,000, more than quadruple last year’s $5,120,000. E.P.S. were 42¢ versus 9¢ last year. Sales for the quarter were $502.6 million, up 15% from $438.8 million.
RV income before tax in the quarter was $31,642,000, up more than five-fold from $5,772,000 last year. Bus income before tax was $8,380,000, up 58% from $5,297,000 last year. RV sales in the quarter were $389.9 million, up 18% from $330.4 million last year. Bus sales in the quarter were $112.6 million, up 4% from $108.4 million last year. Net corporate costs were $2.8 million, the same as the prior year.
“Thor’s financial condition remains excellent. Cash, cash equivalents and investments were $329 million, even after distributing a special dividend of 50¢ per share or $27.7 million to Thor shareholders in the quarter. Results are much improved, driven by aggressive cost cutting, strong towable and modest motorized RV sales increases, and greater efficiencies in Bus. We were profitable in all business segments in the quarter, including motor homes, and our backlog remains at record levels for this time of year,” said Peter B. Orthwein, Thor chairman, CEO, & president.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2009 and 2008
$000 except per share — unaudited

	3 MONTHS ENDED OCTOBER 31,
	2009		2008
Net sales	$502,552		$438,817
Gross profit	$69,771		$40,063
Selling, general and administrative	$34,858		$34,466
Operating income	$34,913		$5,597
Interest income (net)	$1,571		$1,887
Other income	$769		$766

Income before taxes	$37,253		$8,250
Taxes	$13,824		$3,130

Net income	$23,429		$5,120

E.P.S. — basic	42	¢	9	¢
E.P.S. — diluted	42	¢	9	¢
Avg. common shares outstanding—basic	55,436,924		55,408,576
Avg. common shares outstanding—diluted	55,516,772		55,472,773
SUMMARY BALANCE SHEETS — OCTOBER 31, ($000) (unaudited)

	2009	2008		2009	2008
Cash and equivalents	$223,202	$177,731	Current liabilities	$219,599	$211,688
Investments, short term	92,200	—	Other liabilities	62,561	50,074
Accounts receivable	134,706	118,633	Stockholders’ equity	696,960	699,201
Inventories	134,029	166,563
Deferred income tax and other	48,897	39,504

Total current assets	633,034	502,431
Fixed assets	139,949	150,312
Long term investments	13,334	121,392
Goodwill	148,411	158,128
Other assets	44,392	28,700

	$979,120	$960,963		$979,120	$960,963